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                                                                    Exhibit 99.1


  Implantable Vision, Inc. (OTCBB: IMVS) retains D. Verne Sharma as Consultant

NEW YORK, NY, March 13, 2007 (BUSINESS WIRE) -- Implantable Vision, Inc. (OTCBB: IMVS) is pleased to report that D. Verne Sharma has signed a three-year consulting agreement to assist our Chief Executive Officer, George Rozakis, M.D., with the management of the company, with particular emphasis on business/product strategy, financial issues, and global marketing and sales.

"Verne has been a leader in the vision correction and medical device industry for many years," said Dr. Rozakis. "I believe that his impressive knowledge and experience of our industry will be a tremendous asset as we continue to grow the company."

Mr. Sharma has over a dozen years of senior level management experience at leading medical device companies. Most recently, Mr. Sharma served as Chief Executive Officer, President and as a Director of Calhoun Vision, Inc., an early stage company engaged in developing an intraocular lens that is designed to be non-invasively fine-tuned with light after implantation in the eye. This breakthrough technology is being designed to allow post-cataract surgery patients to see clearly without depending on eyeglasses or contact lenses.

Prior to joining Calhoun Vision, Mr. Sharma served as President and Chief Operating Officer of Summit Technology, Inc., a pioneer in the development and commercialization of the lasers used in the popular vision correction procedure known as LASIK. Mr. Sharma was highly instrumental in moving Summit to a position of technology leadership in the industry. While at Summit, Mr. Sharma helped to increase the market value of the publicly-traded company from $150 million to nearly $1 billion over a four-year period, culminating in the successful sale of the company.

Mr. Sharma also served as Vice President of Marketing and Strategic Planning at United States Surgical Corporation, a pioneer in the field of minimally invasive surgical devices, and as Global General Manager of major business units at General Electric Medical Systems, a worldwide leader in the field of diagnostic imaging equipment.

About Implantable Vision

Implantable Vision is a development-stage company that intends to commercialize phakic intraocular lenses (i.e., inside the eye contact lenses) to capture a portion of the refractive surgical vision correction market. The Company was founded by several leading professionals in the field of refractive surgery and currently is preparing its products for CE mark approval in Europe and for approval from the U.S. Food and Drug Administration.

Forward-looking Statement

This press release contains forward-looking statements. Such statements are valid only as of today, and we disclaim any obligation to update this information. These statements are

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subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. We caution investors and prospective investors that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements.

Contact:

Implantable Vision, Inc.
William Rozakis, (646) 415-8494
Chief Financial Officer
bill@implantablevision.com
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SOURCE: Implantable Vision, Inc.

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